Exhibit 23.6

PERSONAL AND CONFIDENTIAL

October 25, 2004

Board of Directors

Grey Global Group Inc.

777 Third Avenue

New York, NY 10017

Re:	Initially filed Registration Statement on Form F-4 of WPP Group plc filed on October 25, 2004

Gentlemen:

Reference is made to our opinion letter dated September 11, 2004 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, and Limited Duration Class B Common Stock, par value $0.01 per share, of Grey Global Group Inc. (the “Company”) of the Cash Consideration and the Stock Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2004, among WPP Group plc (“Parent”), Abbey Merger Corporation, a wholly-owned subsidiary of Parent, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary–Opinions of Grey’s Financial Advisors,” “The Grey Special Meeting–Appraisal Rights,” “The Merger–Background of the Merger,” “The Merger–Grey’s Reasons for the Merger” and “The Merger–Opinions of Grey’s Financial Advisors–Opinion of Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion as Appendix C in the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/     GOLDMAN, SACHS & CO.